Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-8643, 33-30384, 333-65915,
333-88147, 333-103102, 333-86356; and Form S-8 Nos. 33-8643, 33-54485, 333-78301, 333-78303, 333-65420 and 333-126520) of Anadarko Petroleum Corporation and in the related Prospectuses of our report dated March 14, 2006 (except Note 26, as to which the date is September 6, 2006) with respect to the financial statements of Kerr-McGee Corporation included in this Current Report on Form 8-K/A dated September 8, 2006.

/s/    ERNST & YOUNG LLP

Oklahoma City, Oklahoma

September 6, 2006